Exhibit 99.1

PHH Corporation Announces Third Quarter 2012 Results

3Q12 Net Loss Attributable to PHH Corporation of $42 million or $0.74 per share

3Q12 Core Earnings (after-tax)* of $42 million and Core Earnings per Share* of $0.74

•                  3Q12 results include a $13 million pre-tax loss ($0.14 per share after tax) related to the early repayment of our 2013 medium term notes

•                  3Q12 total priced-in margin of 420 bps, a 39 bps increase from 2Q12 and a 132 bps increase from 3Q11

•                  3Q12 interest rate lock commitments (IRLCs) expected to close of $6.8 billion, consistent with the second quarter of 2012

•                  Total loan servicing portfolio at September 30, 2012, of $185.1 billion in unpaid principal balance (UPB), up 4% from $178.1 billion in UPB at September 30, 2011

•                  Issued $275 million aggregate principal amount of 7.375% Senior Notes due 2019 and fully repaid remaining $418 million outstanding aggregate principal amount of our 2013 medium term notes.  $677 million in unrestricted cash and cash equivalents at September 30, 2012

Mt. Laurel, NJ – November 7, 2012 – PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the three and nine month periods ended September 30, 2012.

For the quarter ended September 30, 2012, the Company reported net loss attributable to PHH Corporation of $42 million or $0.74 per share. Core earnings (after-tax)* and core earnings per share* for the quarter ended September 30, 2012, were $42 million and $0.74, respectively.  These results include a $13 million pre-tax loss ($0.14 per share after tax) related to the early repayment of our 2013 medium term notes.  Tangible book value per share* was $24.82 at September 30, 2012.

Glen A. Messina, president and CEO of PHH Corporation, said, “In the third quarter, we delivered solid performance and progress in the execution of our four key strategies: disciplined growth in our franchise platforms, operational excellence, an unwavering commitment to customer service, and liquidity and cash flow generation and deleveraging.  The continued execution on these strategies should maximize value for our shareholders by positioning us for growth and making us a more competitive, more profitable, and more capital-efficient company.”

Messina added, “Mortgage loan origination volume and applications in our retail platforms remain at high levels, and our retail platforms represented 87% of total mortgage closings in the quarter.  We see significant growth opportunities through both increased penetration of our existing clients and expansion of our client base.  Our mortgage model is well-positioned for current trends, and we believe the industry is evolving toward our strengths.  Meanwhile, Fleet continued to provide recurring segment profit and operating cash flow in the quarter.  We also made significant progress on our liquidity and financing objectives in that we fully repaid our 2013 unsecured debt maturity with the combination of the proceeds of a successful debt offering and cash on hand, and we closed the third quarter with $677 million in unrestricted cash and cash equivalents.”

Liquidity and Capital Raising Update

Liquidity at September 30, 2012, included $677 million in unrestricted cash and cash equivalents.

On August 2, 2012, we closed a $300 million unsecured U.S. revolving credit facility, consisting of a three-year $250 million tranche and an approximately two-year $50 million tranche.  On September 25, 2012, we closed a three-year C$125 million secured Canadian revolving credit facility.  These credit facilities replace our former $525 million revolving credit facility that would have matured in February 2013.  At the end of the third quarter of 2012, there were no outstanding borrowings on these revolving credit facilities.

On August 23, 2012, we completed an offering of $275 million aggregate principal amount of 7.375% Senior Notes due 2019.  After deducting underwriting fees, we realized net proceeds of $270 million from the issuance.  We used the net proceeds of this offering, along with cash on hand, to fully repay the $418 million remaining outstanding aggregate principal amount of our 2013 medium term notes.  A pre-tax loss of $13 million ($0.14 per share after tax) associated with the early repayment of these notes was recorded in Other operating expenses in the third quarter.

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenues	$624	$384	$1,960	$1,565
Loss before income taxes	(56)	(242)	(12)	(223)
Net loss attributable to PHH Corporation	(42)	(148)	(24)	(140)

Basic loss per share attributable to PHH Corporation	$(0.74)	$(2.62)	$(0.42)	$(2.48)

Non-GAAP Results*
Core earnings (pre-tax)	$67	$108	$191	$212
Core earnings (after-tax)	42	64	122	127

Core earnings per share	$0.74	$1.14	$2.15	$2.25

Adjusted cash flow	$120	$(208)	$415	$(199)

* Non-GAAP Financial Measures

Core earnings (pre-tax), core earnings (after-tax), core earnings per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Segment Results

(In millions)

	Third Quarter 2012					Third Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$91	$—	$45	$—	$136	$110
Fleet lease income	—	—	340	—	340	370
Gain on mortgage loans	257	—	—	—	257	203
Mortgage net finance expense	(16)	(14)	—	—	(30)	(24)
Loan servicing income (1)	—	112	—	—	112	112
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(75)	—	—	(75)	(49)
Market-related (2)	—	(150)	—	—	(150)	(361)
Net derivative gain related to MSRs	—	8	—	—	8	1
Other income	5	1	20	—	26	22
Net revenues	337	(118)	405	—	624	384

Depreciation on operating leases	—	—	304	—	304	307
Fleet interest expense	—	—	17	1	18	19
Foreclosure-related charges	—	41	—	—	41	20
Other expenses	196	46	63	12	317	280
Total expenses	196	87	384	13	680	626

Income (loss) before income taxes	141	(205)	21	(13)	$(56)	$(242)
Less: income attributable to noncontrolling interest	19	—	—	—
Segment profit (loss)	$122	$(205)	$21	$(13)

(1)	Net reinsurance loss for the three months ended September 30, 2012 was not significant. Loan servicing income includes net reinsurance loss of $8 million for the three months ended September 30, 2011.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Segment Results

(In millions)

	Nine Months Ended September 30, 2012					Nine Months Ended September 30, 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$254	$—	$137	$—	$391	$338
Fleet lease income	—	—	1,014	—	1,014	1,050
Gain on mortgage loans	695	—	—	—	695	381
Mortgage net finance expense	(49)	(42)	—	(1)	(92)	(68)
Loan servicing income (1)	—	333	—	—	333	337
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(199)	—	—	(199)	(148)
Market-related (2)	—	(252)	—	—	(252)	(453)
Net derivative gain related to MSRs	—	5	—	—	5	1
Other income	9	—	56	—	65	127
Net revenues	909	(155)	1,207	(1)	1,960	1,565

Depreciation on operating leases	—	—	908	—	908	922
Fleet interest expense	—	—	53	(1)	52	60
Foreclosure-related charges	—	145	—	—	145	59
Other expenses	548	127	179	13	867	747
Total expenses	548	272	1,140	12	1,972	1,788

Income (loss) before income taxes	361	(427)	67	(13)	$(12)	$(223)
Less: income attributable to noncontrolling interest	44	—	—	—
Segment profit (loss)	$317	$(427)	$67	$(13)

(1)

Includes net reinsurance loss of $19 million and $15 million for the nine months ended September 30, 2012 and 2011, respectively. The reinsurance loss for the nine months ended September 30, 2012 includes a $16 million loss on the termination of one of our inactive reinsurance agreements.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Profit

Mortgage Production segment profit in the third quarter of 2012 was $122 million, up 56% from $78 million in the second quarter of 2012 and up 28% from the third quarter of 2011, driven by strong gain on sale margins from the continuation of high refinance originations that began in the third quarter 2011 and growth in Mortgage fees as a result of greater volumes of Fee-based closings.

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the third quarter of 2012 was $205 million, primarily driven by an aggregate $217 million in negative changes in the fair value of our MSR and related derivatives and $41 million in foreclosure-related charges.  The changes in the fair value of our MSR and related derivatives included $150 million in market-related negative fair value adjustments on our mortgage servicing rights and $75 million in prepayments and receipts of recurring cash flows, primarily attributable to a decrease in mortgage interest rates, partially offset by $8 million in net derivative gains.  Foreclosure-related charges during the third quarter of 2012 increased slightly from $39 million in the second quarter 2012.  The continued elevated levels of foreclosure-related charges were reflective of significant repurchase requests and declining defense rates, and we expect repurchase requests to remain elevated potentially through the end of 2013.

Interest Rate Lock Commitments

IRLCs expected to close of $6.8 billion in the third quarter of 2012 were essentially unchanged from the second quarter of 2012, reflecting the continuation of the high level of refinancing originations that began in the third quarter 2011.  IRLCs expected to close declined 41% from the third quarter 2011, reflecting our strategy of growth in our retail channels and narrowing our focus in our wholesale/correspondent channel to business partners we believe will consistently deliver high-quality loans.  Although total IRLCs expected to close declined compared to the third quarter of 2011, retail IRLCs expected to close in the third quarter of 2012 made up a greater portion of the total.

Total Priced-in Margin

Total priced-in margin on IRLCs expected to close continued its increasing trend and remained at an elevated level for the third quarter.  Total priced-in margin in the quarter was 420 bps, a 39 bps increase from the second quarter 2012 and a 132 bps increase from the third quarter 2011.  These margins reflect continuing high levels of refinancing activity, primarily due to a reduction in mortgage interest rates and higher consumer demand.  Although we expect priced-in margins to eventually decline from current levels, we believe these margins could remain elevated in the near term due to industry capacity constraints and the low absolute level of interest rates.

Mortgage Closing Volume

Total third quarter 2012 mortgage closings were $14.4 billion of which 87% were retail and 13% were wholesale/correspondent, reflecting our strategy of growth in our retail channels and narrowing our focus in our wholesale/correspondent channel to business partners we believe will consistently deliver high-quality loans.  Fee-based closings increased to 39% of total closings in the quarter, compared to 37% of total closings in the second quarter 2012 and 25% of total closings in the third quarter of 2011. Total third quarter 2012 mortgage closings increased 12% from the second quarter 2012.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At September 30, 2012, the UPB of our capitalized servicing portfolio was $144.8 billion, consistent with the UPB at September 30, 2011, and a 2% decrease from the UPB at the end of the second quarter of 2012.  The sequential quarter decrease reflects prepayments, not fully offset by additions from production.  At September 30, 2012, the UPB of our total loan servicing portfolio was $185.1 billion, a 4% increase over the UPB at September 30, 2011, and a 4% decrease from the UPB at the end of the second quarter of 2012.  The sequential quarter and year-over-year changes in our total loan servicing portfolio included an $8 billion reduction in UPB in the third quarter 2012 from a transfer of subservicing related to our previously-announced termination of an agreement with Charles Schwab.  We anticipate adding approximately $52 billion of subservicing UPB in the first quarter of 2013 related to our private label agreement with HSBC.

Mortgage Servicing Rights

At September 30, 2012, the fair value of our mortgage servicing rights was $1.0 billion, a decrease of 13% from the second quarter of 2012.  This change reflects $150 million in negative market-related fair value adjustments and $75 million in negative fair value adjustments related to prepayments and the receipt of recurring cash flows, partially offset by $70 million in MSR added from the capitalization of new servicing rights, reflecting $8.8 billion of loans sold in the quarter.

Foreclosure-related Charges

Foreclosure-related charges in the third quarter of 2012 were $41 million, a slight increase from $39 million in the second quarter of 2012, primarily as a result of a declining defense rate as investors have become more selective in determining loans to put back.  Total foreclosure-related reserves were $176 million at the end of the third quarter, compared to $175 million at the end of the second quarter.  As of September 30, 2012, the estimated amount of reasonably possible losses in excess of the total foreclosure-related reserves was $70 million, down from $105 million at the end of the second quarter of 2012.  The reasonably possible estimate assumes that repurchases and indemnifications remain at an elevated level through the year ended December 31, 2013, our success rate in defending against requests declines, and loss severities remain at current levels.

Fleet Management Services

Segment Profit

Fleet Management Services third quarter segment profit was $21 million, consistent with the third quarter 2011.  These results reflected growth in fleet management fees, as well as lower funding costs, offset by a decline in Fleet lease income due to a 3% decline in the average number of leased vehicles and lower operating lease syndication volumes.  Third quarter 2012 segment profit declined $1 million from the second quarter 2012, primarily due to a decline in Fleet lease income.

Fleet Leasing

Net investment in fleet leases at September 30, 2012, represented a 7% increase compared to September 30, 2011, despite a 3% decline in average leased vehicle units, reflecting a shift in the mix of our leased units to higher-capitalized cost truck and service-type vehicles.

Fleet Management Fees

Fleet management fees increased to $45 million in the third quarter 2012 from $42 million in the third quarter 2011, primarily resulting from an increase in maintenance service card units and an increase in asset-based fleet management services resulting from asset dispositions.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, November 8, 2012, to discuss its third quarter 2012 results.  All interested parties are welcome to participate.  You can access the conference call by dialing (800) 533-9703 or (785) 830-1926 and using the conference ID 6417933 approximately 10 minutes prior to the call. The conference call will also be webcast at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, November 8, 2012, prior to the start of the conference call.

A replay will be available shortly after the end of the call through November 23, 2012, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 6417933 or by logging on to the company’s website.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation (NYSE: PHH) is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2012

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
REVENUES
Mortgage fees	$91	$68	$254	$210
Fleet management fees	45	42	137	128
Net fee income	136	110	391	338
Fleet lease income	340	370	1,014	1,050
Gain on mortgage loans, net	257	203	695	381
Mortgage interest income	24	24	70	82
Mortgage interest expense	(54)	(48)	(162)	(150)
Mortgage net finance expense	(30)	(24)	(92)	(68)
Loan servicing income	112	112	333	337
Change in fair value of mortgage servicing rights	(225)	(410)	(451)	(601)
Net derivative gain related to mortgage servicing rights	8	1	5	1
Valuation adjustments related to mortgage servicing rights, net	(217)	(409)	(446)	(600)
Net loan servicing loss	(105)	(297)	(113)	(263)
Other income	26	22	65	127
Net revenues	624	384	1,960	1,565
EXPENSES
Salaries and related expenses	159	124	438	375
Occupancy and other office expenses	15	14	43	44
Depreciation on operating leases	304	307	908	922
Fleet interest expense	18	19	52	60
Other depreciation and amortization	7	7	19	19
Other operating expenses	177	155	512	368
Total expenses	680	626	1,972	1,788
Loss before income taxes	(56)	(242)	(12)	(223)
Income tax benefit	(33)	(104)	(32)	(100)
Net (loss) income	(23)	(138)	20	(123)
Less: net income attributable to noncontrolling interest	19	10	44	17
Net loss attributable to PHH Corporation	$(42)	$(148)	$(24)	$(140)
Basic loss per share attributable to PHH Corporation	$(0.74)	$(2.62)	$(0.42)	$(2.48)
Diluted loss per share attributable to PHH Corporation	$(0.74)	$(2.62)	$(0.42)	$(2.48)

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2012	2011

ASSETS
Cash and cash equivalents	$677	$414
Restricted cash, cash equivalents and investments	435	574
Mortgage loans held for sale	1,953	2,658
Accounts receivable, net	742	700
Net investment in fleet leases	3,653	3,515
Mortgage servicing rights	1,002	1,209
Property, plant and equipment, net	68	64
Goodwill	25	25
Other assets (1)	691	618
Total assets	$9,246	$9,777

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$516	$504
Debt	6,318	6,914
Deferred taxes	604	626
Other liabilities	309	272
Total liabilities	7,747	8,316
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,463	1,442
Noncontrolling interest	36	19
Total equity	1,499	1,461
Total liabilities and equity	$9,246	$9,777

(1) Includes intangible assets of $31 million and $33 million as of September 30, 2012 and December 31, 2011, respectively.

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	September 30, 2012		December 31, 2011
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$529	2.1%	$1,196	2.1%
Term notes, in revolving period	993	1.2%	374	1.6%
Variable-funding notes	1,849	1.4%	1,516	1.4%
Other	26	5.1%	32	5.1%
Vehicle Management Asset-Backed Debt	3,397		3,118
Secured Canadian Credit facility	—	—%	—	—%
Committed warehouse facilities	1,701	2.1%	2,313	2.0%
Uncommitted warehouse facilities	—	—%	44	1.2%
Servicing advance facility	71	2.7%	79	2.8%
Mortgage Asset-Backed Debt	1,772		2,436
Term notes	732	8.5%	879	8.2%
Convertible notes	417	5.0%	460	4.0%
Unsecured Credit facilities	—	—%	—	—%
Unsecured Debt	1,149		1,339
Mortgage loan securitization debt certificates, at fair value	—	—%	21	7.0%
Total	$6,318		$6,914

(1)   Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes, Convertible notes, and Mortgage loan securitization debt certificates which are fixed-rate.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements.  Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements.  Available capacity under committed borrowing arrangements as of September 30, 2012 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
	(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$993	$993	$—
Variable-funding notes	2,330	1,849	481
Secured Canadian Credit facility(1)	127	4	123
Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,545	1,701	1,844
Servicing advance facility	120	71	49
Unsecured Credit facilities	305	—	305

(1)         Utilized capacity reflects $4 million of letters of credit issued under the Secured Canadian Credit facility, which are not included in Debt in the Condensed Consolidated Balance Sheet.

Capacity for Mortgage asset-backed debt shown above excludes $2.0 billion not drawn under uncommitted facilities, and $320 million available under committed off-balance sheet gestation facilities.

Mortgage Production Segment

(In millions, except average loan amount)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
Loans closed to be sold	$8,793	$9,552	(8)%	$27,529	$26,082	6%
Fee-based closings	5,595	3,197	75%	13,642	10,244	33%
Total closings	$14,388	$12,749	13%	$41,171	$36,326	13%
Purchase closings	$4,731	$6,211	(24)%	$13,591	$16,078	(15)%
Refinance closings	9,657	6,538	48%	27,580	20,248	36%
Total closings	$14,388	$12,749	13%	$41,171	$36,326	13%
Fixed rate	$9,863	$9,139	8%	$29,264	$25,804	13%
Adjustable rate	4,525	3,610	25%	11,907	10,522	13%
Total closings	$14,388	$12,749	13%	$41,171	$36,326	13%
Retail closings	$12,466	$8,597	45%	$33,012	$25,373	30%
Wholesale/correspondent closings	1,922	4,152	(54)%	8,159	10,953	(26)%
Total closings	$14,388	$12,749	13%	$41,171	$36,326	13%

Average loan amount	$301,101	$257,872	17%	$278,474	$256,977	8%
Loans sold	$8,808	$8,579	3%	$28,285	$28,307	—
Applications	$18,579	$22,704	(18)%	$55,088	$49,006	12%
IRLCs expected to close	$6,769	$11,429	(41)%	$20,394	$23,974	(15)%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
Mortgage fees	$91	$68	34%	$254	$210	21%
Gain on mortgage loans, net	257	203	27%	695	381	82%
Mortgage net finance expense	(16)	(8)	(100)%	(49)	(18)	(172)%
Other income	5	1	400%	9	74	(88)%
Net revenues	337	264	28%	909	647	40%
Total expenses	196	159	23%	548	458	20%
Income before income taxes	141	105	34%	361	189	91%
Less: net income attributable to noncontrolling interest	19	10	90%	44	17	159%
Segment profit	$122	$95	28%	$317	$172	84%

Mortgage Servicing Segment

($ In millions)

	As of September 30,
	2012	2011	Change
Ending total loan servicing portfolio	$185,143	$178,129	4%
Number of loans serviced	1,032,823	1,048,291	(1)%
Ending capitalized loan servicing portfolio	$144,780	$144,275	—
Capitalized servicing rate	0.69%	0.83%
Capitalized servicing multiple	2.3	2.8
Weighted-average servicing fee (in basis points)	30	30

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
Average total loan servicing portfolio	$189,287	$176,019	8%	$186,323	$172,298	8%
Average capitalized loan servicing portfolio	146,189	143,396	2%	147,722	140,909	5%
Payoffs and principal curtailments of capitalized portfolio	10,463	6,014	74%	27,102	16,980	60%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
Mortgage net finance expense	$(14)	$(16)	13%	$(42)	$(48)	13%
Loan servicing income	112	112	—	333	337	(1)%
Valuation adjustments related to mortgage servicing rights, net	(217)	(409)	47%	(446)	(600)	26%
Other income (expense)	1	1	—	—	(2)	100%
Net revenues	(118)	(312)	62%	(155)	(313)	50%
Foreclosure-related charges	41	20	105%	145	59	146%
Other expenses	46	36	28%	127	95	34%
Total expenses	87	56	55%	272	154	77%
Segment loss	$(205)	$(368)	44%	$(427)	$(467)	9%

	September 30, 2012		December 31, 2011
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(1)
30 days	2.40%	1.91%	2.24%	1.83%
60 days	0.59%	0.47%	0.60%	0.51%
90 or more days	0.76%	0.66%	0.98%	0.95%
Total	3.75%	3.04%	3.82%	3.29%
Foreclosure/real estate owned(2)	1.99%	1.91%	1.83%	1.85%

(1)   Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(2)   As of September 30, 2012 and December 31, 2011, there were 17,141 and 15,689 of loans in foreclosure with an unpaid principal balance of $3.0 billion and $2.8 billion, respectively.

Fleet Management Services Segment

	Average for the			Average for the
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
	(in thousands of units)
Leased vehicles	264	272	(3)%	267	275	(3)%
Maintenance service cards	345	324	6%	344	320	8%
Fuel cards	308	296	4%	302	293	3%
Accident management vehicles	304	297	2%	311	295	5%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2012	2011	Change	2012	2011	Change
	(in millions)
Fleet management fees	$45	$42	7%	$137	$128	7%
Fleet lease income	340	370	(8)%	1,014	1,050	(3)%
Other income	20	20	—	56	55	2%
Net revenues	405	432	(6)%	1,207	1,233	—
Depreciation on operating leases	304	307	(1)%	908	922	(2)%
Fleet interest expense	17	20	(15)%	53	63	(16)%
Other expenses	63	84	(25)%	179	192	(7)%
Total expenses	384	411	(7)%	1,140	1,177	(3)%
Segment profit	$21	$21	—	$67	$56	20%

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings (loss) (pre-tax and after-tax), core earnings (loss) per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share involves differences from Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase (decrease) in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share

Core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings (loss) (pre-tax and after-tax) and core earnings (loss) per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Due to changes in the Company’s mortgage servicing rights valuation model that became effective January 1, 2012, the Company no longer reports “Credit-related fair value adjustments” to MSRs as a discrete component of the change in value of MSRs.  For periods ending after December 31, 2011, “Market-related fair value adjustments” in the accompanying Regulation G reconciliation include changes in MSR value due to the impact of estimated portfolio delinquencies and foreclosures.  Accordingly, amounts previously classified as “Credit-related fair value adjustments” have been reclassified to “Market-related fair value adjustments” for periods ending on or before December 31, 2011.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase (decrease) in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase (decrease) in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Loss before income taxes — as reported	$(56)	$(242)	$(12)	$(223)
Less: net income attributable to noncontrolling interest	19	10	44	17
Segment loss	(75)	(252)	(56)	(240)
Market-related fair value adjustments (1)	150	361	252	453
Net derivative gain related to MSRs	(8)	(1)	(5)	(1)
Core earnings (pre-tax)	$67	$108	$191	$212

Net loss attributable to PHH Corporation— as reported	$(42)	$(148)	$(24)	$(140)
Market-related fair value adjustments, net of taxes (1)(2)	89	212	149	267
Net derivative gain related to MSRs, net of taxes(2)	(5)	—	(3)	—
Core earnings (after-tax)	$42	$64	$122	$127

Basic loss per share attributable to PHH Corporation — as reported	$(0.74)	$(2.62)	$(0.42)	$(2.48)
Market-related fair value adjustments, net of taxes (1)(3)	1.57	3.77	2.63	4.74
Net derivative gain related to MSRs, net of taxes(3)	(0.09)	(0.01)	(0.06)	(0.01)
Core earnings per share	$0.74	$1.14	$2.15	$2.25

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)	An incremental effective tax rate of 41% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts.

(3)

Basic weighted-average shares outstanding of 56.842 million and 56.437 million for the three months ended September 30, 2012 and 2011, respectively and 56.768 million and 56.298 million for the nine months ended September 30, 2012 and 2011, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Third Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$122	$(205)	$21	$(13)
Market-related fair value adjustments(1)	—	150	—	—
Net derivative gain related to MSRs	—	(8)	—	—
Core earnings (loss)	$122	$(63)	$21	$(13)

	Third Quarter 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$95	$(368)	$21	$—
Market-related fair value adjustments(1)	—	361	—	—
Net derivative gain related to MSRs	—	(1)	—	—
Core earnings (loss)	$95	$(8)	$21	$—

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Nine Months Ended September 30, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$317	$(427)	$67	$(13)
Market-related fair value adjustments(1)	—	252	—	—
Net derivative gain related to MSRs	—	(5)	—	—
Core earnings (loss)	$317	$(180)	$67	$(13)

	Nine Months Ended September 30, 2011
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$172	$(467)	$56	$(1)
Market-related fair value adjustments(1)	—	453	—	—
Net derivative gain related to MSRs	—	(1)	—	—
Core earnings (loss)	$172	$(15)	$56	$(1)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net (decrease) increase in Cash and cash equivalents	$(23)	$(128)	$263	$(111)
Adjustments:
Decrease (increase) in unsecured borrowings	144	(80)	153	(80)
Issuances of common stock	(1)	—	(1)	(8)
Adjusted cash flow	$120	$(208)	$415	$(199)

NON-GAAP RECONCILIATIONS — TANGIBLE BOOK VALUE

(in millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	September 30,	December 31,
	2012	2011
PHH Corporation stockholders’ equity — as reported	$1,463	$1,442
Goodwill	(25)	(25)
Intangible assets	(31)	(33)
Tangible book value	$1,407	$1,384
Common shares issued and outstanding	56,695,730	56,361,155
Tangible book value per share	$24.82	$24.56